EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2022 Third Quarter Results

•Third quarter revenue of $17.6 million decreased 36% compared to the prior year; Excluding COVID-19 related immunization activity, third quarter revenue increased 24%
•Route-based customer locations increased 21% to 18,600 from 15,400 in the prior year; billings increased 12%
•Professional market billings grew 19% compared to prior year third quarter
•Home Healthcare billings increased 21% compared to third quarter 2021
•Third quarter immunization-related mailback billings of $2.9 million decreased as compared to $20.2 million in third quarter 2021; Increased substantially over pre-COVID levels of $0.7 million in third quarter 2020
•MedSafe billings increased 19% to $1.5 million from $1.2 million in the prior year period, consistent with a 20% increase in MedSafe liners shipped and a 19% increase in MedSafe liners returned
•Closed on Midwest Medical Waste Inc. acquisition on February 4, 2022
•Cash balance of $26.7 million at March 31, 2022

HOUSTON, Texas, May 11, 2022 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter of fiscal 2022, ended March 31, 2022.

Revenue in the third quarter of fiscal 2022 was $17.6 million, a decrease of 36% compared to $27.5 million in the same prior year quarter. Excluding COVID-19 related immunization and testing revenue of $4.3 million in the third quarter of fiscal 2022 and $16.8 million in the prior year period, revenue increased 24% compared to the prior year period. Customer billings of $17.1 million decreased 45% compared to $31.0 million for the same prior year quarter. Immunization-related mailback billings were $2.9 million in the third quarter of fiscal 2022 compared to $20.2 million in the prior year period. Excluding COVID-19 related immunization mailbacks, customer billings increased 31% compared to the prior year period. Third quarter 2022 gross margin was 28% as compared to gross margin of 49% in the third quarter of 2021. SG&A increased by approximately $0.5 million or 13% to $4.7 million in the third quarter of fiscal 2022, compared to the same prior year quarter. The increase in SG&A is related primarily to $0.2 million in acquisition related costs, $0.1 million in management transition costs and continued investment in sales and marketing.

The Company reported near breakeven operating income in the third quarter of 2022, compared to operating income of $9.0 million in the third quarter of 2021. Sharps recorded a net loss of $0.3 million, or ($0.01) per basic and diluted share, in the third quarter of fiscal 2022, as compared to net income of $6.9 million, or $0.41 per basic and $0.40 per diluted share in the third quarter of fiscal 2021. Sharps reported EBITDA of $0.7 million in the third quarter of fiscal 2022 compared to EBITDA of $9.6 million in the third quarter of fiscal 2021. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).

Pat Mulloy, President and Chief Executive Officer of Sharps, stated, “Our third quarter results are largely in line with our expectations and reflect a return to more normalized market conditions following unusually strong performance in the March quarter of fiscal 2021, which benefitted significantly from COVID-19 immunization activity. March has historically been our slowest revenue quarter, due to seasonality and customer ordering patterns, and we are pleased that third quarter 2022 revenue of $17.6 million showed a significant increase as compared to third quarter fiscal 2020 pre-COVID revenue of $10.4 million. Gross margin of 28% was lower than anticipated primarily due to higher costs related to: hiring additional operating personnel to meet increased demand, which required increased wages to match market conditions and higher fuel costs associated with our route-based business. During the quarter, the Company implemented a number of customer price increases designed to cover the heightened costs of providing our solutions and services, however, those increases were not yet fully reflected in revenue during the third quarter of fiscal 2022. We expect that the full impact of our cost mitigation initiatives will alleviate potential continued cost increases going forward.

“As we continue to establish Sharps as a leading and comprehensive provider of medical, pharmaceutical and hazardous waste management solutions, we are growing our route-based footprint, and we’re pleased to have achieved a 12% increase in route-based billings in the third quarter, directly related to continued demand for our solution offerings across the markets we serve. We saw particular strength from the Professional market, where billings increased 19% in the third quarter. In our route-based business, we’re pleased to report we have completed the integration of Midwest Medical, a full-service, route-based provider of medical and hazardous waste solutions serving about 600 customer locations across Kansas, strengthening our foothold in the region. Our MedSafe remains well positioned as an effective solution to address the tremendous market opportunity related to the safe, cost-efficient and DEA compliant disposal of unused medications. We are focused on our continued rollout of MedSafe to retail pharmacies as well as the long-term care market and as we previously discussed, during the quarter we announced a partnership with PharMerica, a nationwide leader in long-term care pharmacy services, and look forward to working with them and other long term care pharmacies to solve a complex problem.”

Mr. Mulloy concluded, “It is increasingly apparent to me since being appointed CEO in early April, that there is a huge opportunity to truly scale our business, both organically and through our strategic acquisition strategy. We are intent on growing our leadership position as a comprehensive provider of medical waste solutions for the population of small to medium quantity generators we serve, and believe we have the people, products and infrastructure to continue expanding our geographic reach and to capture additional market share. Furthermore, our acquisition pipeline is robust, which we expect will offer additional opportunities for us to strengthen our route-based offering.”

Third Quarter Review

Professional market billings increased 19% to $5.5 million in the third quarter of fiscal 2022 as compared to $4.6 million in the third quarter of 2021 consistent with the increase in route-based customer locations.

Retail market billings decreased 79% to $4.6 million in the third quarter of fiscal 2022 as compared to $21.7 million in the same prior year period. Within the retail market, immunization related orders were down significantly at $2.9 million in the third quarter of fiscal 2022 compared to $20.2 million in the same prior year period. As noted above, immunization activity in the third quarter of 2021 was very strong related to the initial availability of the COVID-19 vaccine to the broader public in the U.S. Compared to the pre-COVID third quarter of fiscal 2020, retail market billings increased 98% from $2.3 million reflecting an increase in immunization and testing related orders of over 340% from $0.7 million in the third quarter of fiscal 2020.

Pharmaceutical Manufacturer market billings increased by $1.9 million, or 341% to $2.5 million in the third quarter of fiscal 2022 as compared to $0.6 million in the same prior year period due to the timing of inventory builds for patient support programs.

Long-Term Care billings decreased 10% to $0.9 million in the third quarter of fiscal 2022 compared to $1.0 million in the prior year period, related primarily to heightened volumes of COVID-19 related waste management in the prior year, most of which impacted the route-based business customer billings.

Home Health Care market billings increased 21% to $2.8 million in the third quarter of fiscal 2022 compared to $2.3 million in the third quarter of fiscal 2021, driving most of the $0.9 million increase in billings for other (non-mailback) solutions.

Billings for Unused Medications of $2.1 million in the third quarter of fiscal 2022 were essentially flat as compared to $2.1 million in the same prior year period. Within the Unused Medications category, MedSafe billings increased 19% to $1.5 million from $1.2 million in the prior year period, consistent with a 20% increase in MedSafe liners shipped and a 19% increase in MedSafe liners returned for processing. The increase in MedSafe billings was mostly offset by a decrease in TakeAway envelope sales due to higher-than-normal sales in the prior year quarter.

First Nine Months Fiscal 2022 Results

Sharps recorded revenue of $50.4 million in the first nine months of fiscal 2022, a decrease of 13% compared to revenue of $57.7 million in the first nine months of fiscal 2021. Customer billings decreased 26% to $46.8 million for the first nine months of fiscal 2022. Professional market billings increased 15% to $15.2 million in the first nine months of fiscal 2022 as compared to $13.3 million in the same prior year period. Retail market billings decreased 53% to $14.8 million as compared to $31.5 million in the first nine months of fiscal 2021, with billings for flu shot / COVID-19 related orders decreasing to $9.3 million compared to $26.6 million in the first nine months in the prior year related to lower immunization and testing activity in the current year as described above. Long-Term Care market billings decreased 28% to $2.4 million as compared to $3.3 million in the prior year period related primarily to heightened volumes of COVID-19 related waste management in the prior year, most of which impacted the route-based business customer billings. During the first nine months of fiscal 2022, Pharmaceutical Manufacturer market billings increased 2% to $4.9 million as compared to $4.8 million in the first nine months of fiscal 2021. Home Health Care market billings decreased 10% to $6.8 million for the first nine months of fiscal 2022 compared to $7.5 million in the first nine months of 2021 due to the timing of distributor orders.

The 5% increase in route-based pickup revenue to $10.8 million was negatively impacted by heightened volumes of COVID-19 related waste management in the prior year in long-term care of about $0.6 million and in the professional market for labs of about $0.2 million. Route-based revenue generated by our acquired businesses accounted for $0.6 million of revenue. Excluding the prior year COVID-19 bump and the positive impact of the acquired businesses, organic route-based business increased 9%, consistent with the growth in organic customer locations of 13%. Unused medications billings increased 7% to $6.6 million as compared to $6.2 million in the first nine months of fiscal 2021. Within unused medications, MedSafe billings increased 20% to $4.7 million consistent with a 27% increase in MedSafe liners shipped and a 26% increase in MedSafe liners returned for processing.

Gross margin was 26% for the first nine months of fiscal 2022 as compared to 39% in first nine months of fiscal 2021. SG&A expense increased 13% to $13.3 million in the first nine months of fiscal 2022 compared to $11.7 million in the first nine months of fiscal 2021, related to $0.4 million in acquisition related costs, $0.1 million in management transition costs, a $0.4 million increase in the accrual of management incentive compensation and the Company’s continued investments in sales and marketing. The Company recorded an operating loss of $0.9 million in the first nine months of fiscal 2022 as compared to operating income of $10.3 million in the first nine months of fiscal 2021.

Net loss for the first nine months of fiscal 2022 was $1.0 million or a net loss of $0.06 per basic and diluted share compared to net income of $7.8 million or $0.47 per basic and $0.46 per diluted share for the first nine months of fiscal 2021.

Sharps recorded EBITDA of $1.0 million in the first nine months of fiscal 2022, as compared to EBITDA of $11.8 million in the first nine months of fiscal 2021. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash was $26.7 million at March 31, 2022, compared to cash of $27.8 million at June 30, 2021. The Company had working capital of $37.1 million at March 31, 2022 compared to working capital of $27.9 million at June 30, 2021.

Restatement of Financial Reports for the Periods Ended September 30, 2021 and December 31, 2021

On May 5, 2022, the Audit Committee of the Board of Directors of or the Company concluded that the unaudited consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2021 and December 31, 2021, filed with the Securities and Exchange Commission on November 3, 2021 and February 2, 2022, respectively (the “Initial Filings”), should not be relied upon because the Company had under reported freight costs associated with immunization related mailbacks returned for treatment. This occurred primarily as a result of a misunderstanding with the applicable carrier regarding certain charges for services rendered during these periods.

We intend to file amendments to the Initial Filings in order to restate the unaudited consolidated financial statements as of and for the quarterly and year-to-date periods ended September 30, 2021 and December 31, 2021 (such amendments, the “Amended Filings”).

We anticipate that the amended Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 will reflect an increase in operating loss of approximately $0.7 million and an increase in net loss of approximately $0.6 million resulting in a net loss of approximately $1.3 million as compared to a net loss originally reported of approximately $0.8 million.

We anticipate the amended Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2021 will reflect, for the fiscal quarter then ended, a decrease in operating income of approximately $1.2 million and a decrease in net income of approximately $0.9 million, resulting in net income of approximately $0.6 million as compared to net income originally reported of approximately $1.4 million. For the six-month period ended December 31, 2021, we anticipate that there will be a reduction in operating income of approximately $1.9 million and a reduction in net income of approximately $1.4 million, resulting in a net loss of approximately $0.8 million as compared to net income originally reported of approximately $0.6 million.

Previously reported amounts for revenue, total cash flows from operating activities, and net changes in cash and cash equivalents are not affected by the adjustments described above.

The Company’s earnings and press releases and similar communications, to the extent that they relate to our financial statements for the Initial Filings, should no longer be relied upon.

Further details related to the restatement may be found in the Form 8-K filed by the Company today, May 11, 2022.

Third Quarter Fiscal Year 2022 Webcast and Conference Call

The Company will host a teleconference tomorrow, May 12, 2022, beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps Compliance conference call can be accessed by domestic callers by dialing (877) 545-0320. International callers may access the call by dialing (973) 528-0002. Callers should use conference entry code 797852. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through June 11, 2022. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 45246. Transcript will also be posted to the Sharps Compliance website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Forward-Looking Statements

The information made available in this news release contains certain forward-looking statements relating to the Company that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this document, the words "may," “position,” "plan," “potential,” “designed,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the known and unknown risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 (“COVID-19”) pandemic on our operations and financial results. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s Quarterly Reports on Form 10-Q, our Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. The Company does not intend to update these forward-looking statements.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or measure of our liquidity and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Pat Mulloy Sharps Compliance Corp. Chief Executive Officer and President Phone: (713) 660-3514 Email: pmulloy@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: sharps@imsinvestorrelations.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2022	2021	% Change	2022	2021	% Change

Revenue	$17,579	$27,528	(36.1)%	$50,372	$57,690	(12.7)%

Cost of revenue	12,601	14,129	(10.8)%	37,266	35,031	6.4%
Gross profit	4,978	13,399	(62.8)%	13,106	22,659	(42.2)%
Gross margin	28.3%	48.7%		26.0%	39.3%
SG&A expense	4,713	4,181	12.7%	13,301	11,725	13.4%
Depreciation and amortization	272	216		726	625

Operating Income (Loss)	(7)	9,002		(921)	10,309
Operating margin	0.0%	32.7%		(1.8)%	17.9%

Interest income	16	—		30	—
Interest expense	(53)	(55)		(167)	(134)
Income associated with derivative instrument	44	26		78	41
Total other income (expense)	7	(29)		(59)	(93)

Income (loss) before income taxes	—	8,973		(980)	10,216
Income tax expense	287	2,123		66	2,431
Net Income (Loss)	$(287)	$6,850		$(1,046)	$7,785

Net Income (Loss) Per Share
Basic	$(0.01)	$0.41		$(0.06)	$0.47
Diluted	$(0.01)	$0.40		$(0.06)	$0.46
Weighted Average Shares Outstanding
Basic	19,412	16,556		18,842	16,481
Diluted	19,412	17,187		18,842	16,978

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	June 30,
	2022	2021
ASSETS:
Current assets:
Cash	$26,744	$27,767
Accounts receivable, net	14,790	9,738
Inventory	6,979	6,114
Contract asset	16	20
Prepaid and other current assets	3,446	1,459
Total current assets	51,975	45,098
Property, plant and equipment, net	11,786	10,843
Operating lease right of use asset	12,424	8,353
Financing lease right of use asset, net	932	907
Inventory, net of current portion	987	989
Other assets	325	110
Goodwill	10,216	6,735
Intangible assets, net	4,541	2,239
Deferred tax asset, net	150	157
Total assets	$93,336	$75,431

Current liabilities
Accounts payable	$3,090	$2,922
Accrued liabilities	4,104	3,940
Operating lease liability	2,872	2,368
Financing lease liability	189	160
Current maturities of long-term debt	307	735
Contract liability	4,285	7,028
Total current liabilities	14,847	17,153
Contract liability, net of current portion	523	1,461
Operating lease liability, net of current portion	9,701	6,118
Financing lease liability, net of current portion	756	741
Other liabilities	—	45
Long-term debt, net of current portion	3,095	3,329
Total liabilities	28,922	28,847
Stockholders' equity	64,414	46,584
Total liabilities and stockholders' equity	$93,336	$75,431

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2022	% Total	2021	$ Change	%
BILLINGS BY MARKET:
Professional	$5,492	32.1%	$4,606	$886	19.2%
Retail	4,575	26.8%	21,714	(17,139)	(78.9)%
Home Health Care	2,786	16.3%	2,299	487	21.2%
Pharmaceutical Manufacturer	2,503	14.6%	567	1,936	341.4%
Long-Term Care	876	5.1%	973	(97)	(10.0)%
Government	517	3.0%	642	(125)	(19.5)%
Environmental	180	1.1%	76	104	136.8%
Other	166	1.0%	131	35	26.7%
Subtotal	17,095	100.0%	31,008	(13,913)	(44.9)%
GAAP Adjustment *	484		(3,480)	3,964
Revenue Reported	$17,579		$27,528	$(9,949)	(36.1)%

	Nine-Months Ended March 31,
	2022	% Total	2021	$ Change	%
BILLINGS BY MARKET:
Professional	$15,208	32.5%	$13,277	$1,931	14.5%
Retail	14,807	31.6%	31,500	(16,693)	(53.0)%
Home Health Care	6,753	14.4%	7,479	(726)	(9.7)%
Pharmaceutical Manufacturer	4,900	10.5%	4,808	92	1.9%
Long-Term Care	2,406	5.1%	3,342	(936)	(28.0)%
Government	1,788	3.8%	1,654	134	8.1%
Environmental	265	0.6%	390	(125)	(32.1)%
Other	692	1.5%	452	240	53.1%
Subtotal	46,819	100.0%	62,902	(16,083)	(25.6)%
GAAP Adjustment *	3,553		(5,212)	8,765
Revenue Reported	$50,372		$57,690	$(7,318)	(12.7)%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2022	% Total	2021	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$8,992	52.5%	$24,373	$(15,381)	(63.1)%
Route-Based Pickup	4,044	23.7%	3,597	447	12.4%
Unused Medications	2,098	12.3%	2,078	20	1.0%
Third Party Treatment	180	1.1%	76	104	136.8%
Other	1,781	10.4%	884	897	101.5%
Total Billings by Solution	$17,095	100.0%	$31,008	$(13,913)	(44.9)%

	Nine-Months Ended March 31,
	2022	% Total	2021	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$24,741	52.7%	$42,719	$(17,978)	(42.1)%
Route-Based Pickup	10,794	23.1%	10,244	550	5.4%
Unused Medications	6,592	14.1%	6,152	440	7.2%
Third Party Treatment	265	0.6%	390	(125)	(32.1)%
Other	4,427	9.5%	3,397	1,030	30.3%
Total Billings by Solution	$46,819	100.0%	$62,902	$(16,083)	(25.6)%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2022	2021	2022	2021

Net Income (Loss)	$(287)	$6,850	$(1,046)	$7,785
Income tax expense	287	2,123	66	2,431
Interest expense, net	37	55	137	134
Depreciation and amortization	654	522	1,820	1,445

EBITDA	$691	$9,550	$977	$11,795

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.